EXHIBIT 10.3

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT (this “Amendment”), dated as of October 15, 2009, to the Credit Agreement, dated as of February 28, 2008 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SOLUTIA INC., a Delaware corporation (“Borrower”), the lending institutions party thereto (the “Lenders”), CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other parties party thereto as agents.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

A.           Borrower, the Administrative Agent, the Lenders and other parties thereto are party to the Credit Agreement.

B.           Borrower has requested that certain amendments be made to the Credit Agreement as set forth herein.

C.           The Lenders signatory to an acknowledgement and consent in the form attached hereto as Annex A (a “Lender Consent Letter”) and the Administrative Agent have consented to this Amendment on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement.  As of the First Amendment Effective Date (as defined below) and subject to the satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement shall be amended as set forth below:

(a) Amendments to Section 1.01 – Defined Terms.  Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions to Section 1.01, which shall be inserted in the proper alphabetical order.

“Acceptable Discount” has the meaning assigned to such term in Section 9.04(b)(ii)(B).

“Acceptance Date” has the meaning assigned to such term in Section 9.04(b)(ii)(A).

“Alternate First Lien Collateral” has the meaning assigned to such term in Section 6.02(xxxi).

“Applicable Discount” has the meaning assigned to such term in Section 9.04(b)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 9.04(b)(ii)(A).

“FAS 5” means the Statement of Financial Accounting Standards No. 5 of The Financial Accounting Standards Board.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of October 15, 2009.

“First Amendment Effective Date” means October 15, 2009.

“First Lien Obligations” means the Obligations and the Permitted Other Debt Obligations (other than any Permitted Other Debt Obligations that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations), collectively.

“Lender Participation Notice” has the meaning assigned to such term in Section 9.04(b)(ii)(B).

“Offered Loans” has the meaning assigned to such term in Section 9.04(b)(ii)(B).

“Permitted Loan Purchase” has the meaning assigned to such term in Section 9.04(b)(ii)(A).

“Permitted Loan Purchase Amount” has the meaning assigned to such term in Section 9.04(b)(ii)(A).

“Permitted Loan Purchase Notice” has the meaning assigned to such term in Section 9.04(b)(ii)(C).

“Permitted Other Debt” shall mean senior secured or unsecured notes or loans (which in either case, if secured, may either have the same lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued by the Borrower or a Subsidiary Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligations prior to, at the time of incurrence, the Maturity Date (other than customary offers to repurchase or mandatory prepayment provisions, as applicable, upon a change of control, asset sale, debt issuance, sale of the company, excess cash flow or casualty or condemnation event and customary acceleration rights after an event of default and scheduled amortization payments not in excess of 1% of the original principal amount of any such notes or loans constituting Permitted Other Debt during any Fiscal Year; provided that (i) in the case of any mandatory prepayment or offer to repurchase any such Indebtedness relating to excess cash flow, the Borrower shall first prepay the Loans in the amount required under Section 2.04(b)(iv) prior to making any such prepayment of or offer to repurchase any such other Indebtedness, and (ii) in the case of any mandatory prepayment of or offer to repurchase any such Indebtedness, the obligations of the Borrower (if any) to repay or prepay the Loans in accordance with the terms hereof (including, without limitation, as required pursuant to Section 2.04) arising from such change of control, asset sale, debt issuance, sale of the company, excess cash flow or casualty or condemnation event shall be satisfied to the fullest extent required hereunder), (b) the covenants, events of default and other terms of which (other than interest, fees, discount and other pricing and economic provisions and redemption or prepayment provisions and call protection and prepayment premiums), taken as a whole, are not more restrictive to the Borrower and its Restricted Subsidiaries than those herein, (c) of which no Subsidiary of the Borrower (other than a Subsidiary Guarantor) is an obligor, (d) if secured, are not secured by any assets other than the Collateral or the Alternate First Lien Collateral and (e) the Borrower shall deliver a certificate of an Authorized Officer of the Borrower to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.

“Permitted Other Debt Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage) issued or executed and delivered with respect to any Permitted Other Debt by any Loan Party.

“Permitted Other Debt Obligations” shall mean, if any Permitted Other Debt is issued, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Permitted Other Debt Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees and interest (including interest accruing after the maturity of such Permitted Other Debt and interest accruing (or that would accrue but for the commencement of any bankruptcy, insolvency, reorganization or like proceeding) after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding). Without limiting the generality of the foregoing, the Permitted Other Debt Obligations of the applicable Loan Parties under the Permitted Other Debt Documents include the obligation (including guarantee obligations) to pay principal, interest, fees, premiums, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any such Loan Party under any Permitted Other Debt Document.

“Permitted Other Debt Secured Parties” shall mean the holders from time to time of secured Permitted Other Debt Obligations, and any representative on their behalf.

“Permitted Purchase Option Notice” has the meaning assigned to such term in Section 9.04(b)(ii)(A).

“Qualified Unrestricted Subsidiary” means any Unrestricted Subsidiary designated as a “Qualified Unrestricted Subsidiary” pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent and otherwise in compliance with Section 5.18; provided that there shall be no more than one Qualified Unrestricted Subsidiary.

“Qualifying Loans” has the meaning assigned to such term in Section 9.04(b)(ii)(C).

“Senior Notes” means the senior notes to be issued by the Borrower on or around the First Amendment Effective Date, which such notes shall comply with the definition of Permitted Other Debt (other than clause (b) of that definition, unless such notes are secured) but shall be either unsecured or secured by Liens ranking junior to the Liens securing the Obligations.

“Senior Notes Documents” means (i) an indenture, dated on or around the First Amendment Effective Date, among the Borrower, certain subsidiaries of the Borrower and the trustee named therein, and (ii) each other document and instrument executed in respect thereto, which provisions of such indenture, documents and instruments shall comply with the definition of Permitted Other Debt (other than clause (b) of that definition, unless the notes issued thereunder are secured) but shall be either unsecured or secured by Liens ranking junior to the Liens securing the Obligations.

“Senior Notes Secured Parties” shall mean (i) the holders from time to time of secured Senior Notes, (ii) the holders from time to time of any secured Indebtedness permitted pursuant to Section 6.01(xxv)(y) and (iii) any representative on behalf of any such holders.

“Specified Businesses” means the businesses described on Schedule 1.01(e).

“Transferred Liability” means, in connection with any sale, transfer or other disposition of assets by the Borrower or its Restricted Subsidiaries, any liability (i) that would be recorded on a balance sheet of the Borrower or its Restricted Subsidiaries in accordance with GAAP or identified under FAS 5, (ii) that is related to the assets sold, transferred or otherwise disposed of by the Borrower or its Restricted Subsidiaries, (iii) that is (x) expressly assumed by the purchaser or transferee of such assets or (y) expunged by the holder of such liability, and (iv) with respect to which the Borrower and its Restricted Subsidiaries are fully and unconditionally released upon consummation of such sale, transfer or other disposition.

(b) The definition of “Asset Sale Prepayment Event” in Section 1.01 of the Credit Agreement is hereby amended by (x) replacing the parenthetical in clause (a) with the parenthetical “(other than Sections 6.05 (viii), 6.05 (xii) and 6.05 (xvii) thereof)” and (y) amending clause (b) in its entirety to read as: “Asset Sales permitted by Section 9.22; and”.

(c) The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by:

(i) amending clause (j) to read in its entirety as follows:

“for purposes of calculations pursuant to Section 6.12 and 6.13 only, one-time cash charges associated with plant closures and other restructuring charges, in all cases, (i) not exceeding $15.0 million for any Test Period ending on or prior to the First Amendment Effective Date and (ii) not exceeding $75.0 million in the aggregate from the First Amendment Effective Date to the Maturity Date (excluding any such charges pursuant to the Transactions); provided that such cash and other restructuring charges pursuant to this clause (j) shall in no event exceed $75.0 million for any Test Period, and”

(ii) inserting the phrase “, but including any gains or income associated with cancellation or extinguishment of Loans (including any gains, income or loss from Permitted Loan Purchases)” immediately following the phrase “(y) the amount attributable to minority interests” set forth in the parenthetical located in clause (i) following the reference to “minus” contained therein; and

(iii) inserting the following at the end of such definition:

“For the avoidance of doubt, Consolidated EBITDA shall not be increased or decreased as a result of any gains or income or losses associated with cancellation or extinguishment of Loans (including any gains, income or loss from Permitted Loan Purchases).”

(d) The definition of “Consolidated Interest Expense” in Section 1.01 of the Credit Agreement is hereby amended by adding the words “issuance of Equity Interests or Equity Rights” after the words “Permitted Acquisitions” in the last paragraph thereof.

(e) The definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended by:

(i) amending clause (a)(iii) by adding the following at the end thereof:

“provided that any impact of any change in the valuation of currency and any one-time change in working capital arising directly from Permitted Acquisitions or from Asset Sales permitted pursuant to Section 6.05(viii), (xii) or (xvii) completed by the

Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period shall, in each case, be excluded from the calculation of working capital;”;

(ii)           amending clauses (a)(v) by deleting the word “and” at the end of such clause and inserting the following new clause (a)(vii):

“(vii)                      to the extent that cash payments in respect of contributions to Pension Plans, any Foreign Plan, other post-employment benefits and any payments made with respect to Environmental Liability during any Excess Cash Flow Period are less than the amount of expenses for such items subtracted in determining Consolidated EBITDA for such Excess Cash Flow Period, the excess of such expenses over the amount of such cash payments;”

(ii) amending clause (b)(v) by adding the following at the end thereof:

“provided that any impact of any change in the valuation of currency and any one-time change in working capital arising directly from Permitted Acquisitions or from Asset Sales permitted pursuant to Section 6.05(viii), (xii) or (xvii) completed by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period shall, in each case, be excluded from the calculation of working capital;”;

(iii) amending clause (b)(vii) by replacing the parenthetical “(other than the Loans)” with the parenthetical “(other than the Loans and any Indebtedness pursuant to Sections 6.01(xiv), 6.01(xxiv) or 6.01(xxv));

(iv) deleting the word “and” at the end of clause (b)(ix), replacing the period at the end of clause (b)(x) with a “; and” and inserting the following new clause (b)(xi):

“(xi)           to the extent not deducted as an expense in determining Consolidated EBITDA and to the extent made from internally generated funds of the Borrower and its Restricted Subsidiaries (including any cash and Cash Equivalents actually received by the Borrower or any of its Restricted Subsidiaries as a return on Investments), any contribution to any Pension Plan, any Foreign Plan, or other post-employment benefits and any payments made with respect to any Environmental Liability during such Excess Cash Flow Period.”

(v) inserting the following at the end of such definition:

“For the avoidance of doubt, Excess Cash Flow shall not be reduced by any Permitted Loan Purchase or the amount of any cash consideration paid in connection therewith.”

(f) The definition of “Loans” in Section 1.01 of the Credit Agreement is hereby amended in its entirety with the following:

““Loans” means the loans made pursuant to Section 2.01(a).”

(g) The definition of “Net Proceeds” in Section 1.01 of the Credit Agreement is hereby amended by adding the following parenthetical after the words “Indebtedness for borrowed money” in clause (b)(iii):

“(other than any Indebtedness pursuant to Sections 6.01(xiv), 6.01(xxiv) or 6.01(xxv))”.

(h) The definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended by:

(i) amending clause (d)(iv) by deleting the words “, and to be tested based on a ratio 50 basis points tighter than the applicable ratio for such Test Period set forth in Section 6.13” therefrom.

(ii)           amending clause (e) by adding the following words at the beginning thereof:

“in the case of any acquisition or series of related acquisitions where the Acquisition Consideration is greater than $10.0 million in the aggregate,”

(i) The definition of “Permitted Guarantor Factoring Transactions” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “$15.0 million” with the words “$30.0 million”.

(j) The definition of “Pro Forma Basis” in Section 1.01 of the Credit Agreement is hereby amended by:

(i) adding the following words immediately after the words “Asset Sale” the first time they appear in clause (ii):  “or designation of a Subsidiary as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary) pursuant to Section 5.18”;

(ii) adding the following parenthetical immediately after the word “Investment” where the term Investment appears in clause (ii)(a)(i):  “(including an Investment resulting from an Unrestricted Subsidiary being designated as a Restricted Subsidiary pursuant to Section 5.18)”; and

(iii) adding the following words immediately after the words “Restricted Subsidiaries” in clause (ii)(a)(ii): “, or in the case of the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.18.”

(k) The definition of “Senior Debt Repayments” in Section 1.01 of the Credit Agreement is hereby amended by inserting the phrase “; provided, however, Senior Debt Payments shall not include any Permitted Loan Purchases” immediately prior to the period at the end thereof.

(l) Amendment to Section 2.04 – Optional and Mandatory Prepayments of Loans; Repayments of Loans.  Clause (b)(i) of Section 2.04 of the Credit Agreement is hereby amended in its entirety with the following:

“(b)           (i)           If the Borrower or any of its Restricted Subsidiaries shall incur any Indebtedness (other than as permitted by Section 6.01(i) through (xxiii) and 6.01(xxvi), and any Permitted Refinancing permitted hereunder of Indebtedness permitted by Section 6.01(xxiv) or (xxv)) (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.04(d) below; provided that in the case of Indebtedness constituting the Senior Notes, the Borrower shall not be required to apply more than an aggregate amount equal to the greater of (i) $200.0 million and (ii)

the amount which is $100.0 million less than the aggregate original principal amount of the Senior Notes, in each case to the prepayment of the principal amount of the Loans in accordance with Section 2.04(d) below; provided further, that in the case of Indebtedness constituting the Senior Notes or Permitted Other Debt incurred pursuant to Section 6.01(xxiv) or Section 6.01(xxv), as applicable, such prepayment shall be accompanied by a fee or prepayment premium, as applicable, equal to (x) 2.00% of the principal amount prepaid or repaid if such prepayment occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date or (y) 1.00% of the principal amount prepaid or repaid if such prepayment occurs on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date.”

(m) Amendment to Section 5.01 – Financial Information, Reports, Notices, etc.  Clause (a) of Section 5.01 of the Credit Agreement is hereby amended by inserting the following language between “(a “Compliance Certificate”)” and “containing” and replacing the same with the following:

“(i) setting forth the aggregate principal amount of all Permitted Loan Purchases made during the applicable fiscal period and (ii);”

(n) Amendment to Section 6.01 – Indebtedness.

(i) Clause (xii) of Section 6.01 of the Credit Agreement is hereby amended in its entirety as follows:

“(xii)                      Indebtedness of any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary, and Guarantees by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary in respect of such Indebtedness; provided that (A) no Default shall have occurred and be continuing or would immediately result there-from and (B) the aggregate principal amount of all such Indebtedness shall not exceed an aggregate of $75.0 million at any one time outstanding;”

(ii) Clause (xiv) of Section 6.01 of the Credit Agreement is hereby amended in its entirety with the following

“(xiv)                      Indebtedness of the Borrower and the Subsidiary Guarantors (other than the Senior Notes) in an aggregate principal amount not to exceed $300.0 million at any one time outstanding that is either (x) unsecured or (y) secured by a Lien ranking junior to the Lien securing the Obligations; provided that, in each case, (A) such Indebtedness will not mature prior to the date that is one year following the Maturity Date, (B) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligations prior to the date that is one year following the Maturity Date (other than customary offers to repurchase or mandatory prepayment provisions, as applicable, upon a change of control, asset sale, debt issuance, sale of the company, excess cash flow or casualty or condemnation event and customary acceleration rights after an event of default and scheduled amortization payments not in excess of 1% of the original principal amount of any such Indebtedness during any Fiscal Year; provided that (i) in the case of any mandatory prepayment or offer to repurchase any such Indebtedness relating to excess cash flow, the Borrower shall first prepay the Loans in the amount required under Section 2.04(b)(iv) prior to making any such prepayment of or offer to repurchase any such other Indebtedness, and (ii) in the case of any mandatory prepayment of or offer to repurchase any such

 Indebtedness, the obligations of the Borrower (if any) to repay or prepay the Loans in accordance with the terms hereof (including, without limitation, as required pursuant to Section 2.04) arising from such change of control, asset sale, debt issuance, sale of the company, excess cash flow or casualty or condemnation event shall be satisfied to the fullest extent required hereunder), (C) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Net Interest Expense Coverage Ratio shall be not less than 2.0:1.0 as of the most recent Test Period (assuming that such incurrence of Indebtedness, and each other incurrence of Indebtedness under this Section 6.01 consummated since the first day of such Test Period, and the application of the proceeds thereof, had occurred on the first day of such Test Period) and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto), (D) no Default shall have occurred and be continuing or would immediately result therefrom, (E) immediately after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), and the application of the proceeds thereof, with the covenants set forth in Section 6.12 and 6.13 recomputed as at the date of the last ended Test Period, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period, and (F) except in the case of Guarantees by Excluded Non-U.S. Restricted Subsidiaries of such Indebtedness of Non-U.S. Restricted Subsidiaries, no Restricted Subsidiary shall Guarantee any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor under this Agreement and the other Loan Documents; provided further that in the case of Indebtedness that is secured pursuant to clause (y) above, (A) the covenants, events of default and other terms of such Indebtedness (other than interest, fees, discount and other pricing and economic provisions and redemption or prepayment provisions and call protection and prepayment premiums), taken as a whole, shall not be more restrictive to the Borrower and its Restricted Subsidiaries than those herein, (B) no Subsidiary of the Borrower (other than a Subsidiary Guarantor) shall be an obligor in respect of such Indebtedness, (C) such Indebtedness shall not be secured by any assets other than the Collateral or the Alternate First Lien Collateral, and (D) not less than five Business Days prior to the incurrence of such Indebtedness, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower to the Administrative Agent, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;”

(iii) Section 6.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (xxii) thereof, replacing the period at the end of clause (xxiii) with a semicolon and inserting the following new clauses (xxiv), (xxv) and (xxvi):

“(xxiv)                      Indebtedness of the Borrower and the Subsidiary Guarantors in respect of (x) Permitted Other Debt issued or incurred for cash to the extent that the Net Proceeds therefrom are applied to the prepayment of the Loans in accordance with Section 2.04(b)(i) and the payment of accrued interest thereon and any prepayment premium set forth in Section 2.04(b)(i); provided that, (A) no Default shall have occurred and be continuing or would immediately result therefrom, and (B) immediately after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance, on a Pro

Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), and the application of the proceeds thereof, with the covenants set forth in Section 6.12 and 6.13 recomputed as at the date of the last ended Test Period, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period and (y) any Permitted Refinancing of any Indebtedness specified in subclause (x) above; provided that such Indebtedness pursuant to this Section 6.01(xxiv) otherwise complies with the definition of Permitted Other Debt;

(xxv)                      Indebtedness of the Borrower and the Subsidiary Guarantors in respect of (x) the Senior Notes to the extent that the Net Proceeds therefrom are applied to the prepayment of the Loans in accordance with, and to the extent required by, Section 2.04(b)(i), and the payment of accrued interest thereon and the prepayment premium set forth in Section 2.04(b)(i); provided that, (A) no Default shall have occurred and be continuing or would immediately result therefrom, and (B) immediately after giving effect thereto, the Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), and the application of the proceeds thereof, with the covenants set forth in Section 6.12 and 6.13 recomputed as at the date of the last ended Test Period, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period and (y) any Permitted Refinancing of such Senior Notes specified in subclause (x) above; provided that such Indebtedness pursuant to this Section 6.01(xxv) otherwise complies with the definition of Permitted Other Debt (other than clause (b) of that definition, unless such Senior Notes are secured), but shall be either unsecured or secured by Liens ranking junior to the Lien securing the Obligations; and

(xxvi)                      intercompany notes evidencing obligations relating to Investments made pursuant to Section 6.04(xxiii) or asset transfers made pursuant to Section 6.05(xviii); provided that (A) such intercompany notes are pledged pursuant to the Pledge Agreement in accordance with Section 5.11 and (B) the obligations of any obligor evidenced by such intercompany notes shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.”

(o) Amendment to Section 6.02 – Liens.

(i) Clause (xvi) of Section 6.02 of the Credit Agreement is hereby amended by deleting the words “in the ordinary course of business of the Borrower and its Restricted Subsidiaries”.

(ii) Section 6.02 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (xxix) thereof, replacing the period at the end of clause (xxx) with “; and” and inserting the following new clauses (xxxi), (xxxii), (xxxiii) and (xxxiv):

“(xxxi)                      Liens securing Indebtedness permitted to be incurred under Section 6.01(xxiv); provided that (A) in the case of Liens securing Permitted Other Debt Obligations that constitute First Lien Obligations and (1) whose collateral package is identical to the Collateral (subject to exceptions set forth in the Security Documents), (a) the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Agent and the Administrative Agent an accession agreement to the Intercreditor Agreement, in form and substance acceptable to the Collateral Agent and the Administrative Agent, and security documents with terms and conditions not materially less favorable to the Lenders than the terms and conditions of the Security Documents and (b) the Borrower shall have complied with the other requirements with respect to such Permitted Other Debt Obligations, if applicable, or (2) whose collateral package consists of less collateral than the Collateral (subject to exceptions set forth in the Security Documents) (such collateral package, “Alternate First Lien Collateral”), the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially less favorable to the Lenders than the terms and conditions of the Security Documents and an intercreditor agreement reasonably acceptable to the Collateral Agent and the Administrative Agent, and an accession agreement to the Intercreditor Agreement, in form and substance acceptable to the Collateral Agent and the Administrative Agent, and (B) in the case of Liens securing Permitted Other Debt Obligations that do not constitute First Lien Obligations, the applicable Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Permitted Other Debt Obligations shall rank junior to the Liens securing the Obligations and any other First Lien Obligations, and which shall also provide, among other provisions to be determined by the Borrower, the Administrative Agent, the Collateral Agent and such Permitted Other Debt Secured Parties (or a representative thereof on behalf of such holders), terms substantially similar to those set forth on Exhibit O to this Agreement (with any changes thereto being reasonably acceptable to the Administrative Agent and the Collateral Agent). Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement (or an amendment to the Intercreditor Agreement) contemplated by this Section 6.02(xxxi) and any amendments to any Security Document required in connection therewith;

(xxxii)                      Liens securing Indebtedness permitted to be incurred under Section 6.01(xiv); provided that the applicable secured parties with respect to such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations and any other First Lien Obligations, and which shall also provide, among other provisions to be determined by the Borrower, the Administrative Agent, the Collateral Agent and such secured parties (or a representative thereof on behalf of such holders), terms substantially similar to those set forth on Exhibit O to this Agreement (with any changes thereto being reasonably acceptable to the Administrative Agent and the Collateral Agent). Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement (or an amendment to the Intercreditor Agreement) contemplated by this Section 6.02(xxxii) and any amendments to any Security Document required in connection therewith;

(xxxiii) Liens securing Indebtedness permitted to be incurred under Section 6.01(xxv); provided that the Senior Notes Secured Parties (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations and any other First Lien Obligations, and which shall also provide, among other provisions to be determined by the Borrower, the Administrative Agent, the Collateral Agent and the Senior Notes Secured Parties (or a representative thereof on behalf of such holders), terms substantially similar to those set forth on Exhibit O to this Agreement (with any changes thereto being reasonably acceptable to the Administrative Agent and the Collateral Agent). Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement (or an amendment to the Intercreditor Agreement) contemplated by this Section 6.02(xxxiii) and any amendments to any Security Document required in connection therewith; and

(xxxiv)                      Liens securing intercompany notes pledged to the Collateral Agent pursuant to the Pledge Agreement and issued by Restricted Subsidiaries of the Borrower that are not Loan Parties in connection with an Investment made pursuant to Section 6.04(xxiii) or an asset transfer made pursuant to Section 6.05(xviii).”

(p) Amendment to Section 6.03 – Fundamental Changes; Line of Business.

(i) Clause (a) of Section 6.03 of the Credit Agreement is hereby amended in its entirety with the following:

“(a)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary may merge into, consolidate or liquidate into the Borrower in a transaction in which the Borrower is the surviving corporation, and, in the case of a liquidation, all assets of such Wholly Owned Subsidiary are distributed to the Borrower, (ii) any Subsidiary of the Borrower may merge with or into, liquidate into or consolidate with any Restricted Subsidiary in a transaction in which the surviving or resulting entity is a Restricted Subsidiary (provided that if any party to such merger, liquidation or consolidation is a Subsidiary Guarantor, the surviving or resulting entity shall be a Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower), and (iii) Permitted Acquisitions as permitted by Section 6.04(vii) may be consummated; provided that in connection with each of the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable.”

(ii) Clause (c) of Section 6.03 of the Credit Agreement is hereby amended by adding the following prior to the period thereof:

“; provided, that for the avoidance of doubt, businesses related to the manufacturing, sale or distribution of high performance chemical based products and materials is permitted under this clause (c)”.

(q) Amendment to Section 6.04 – Investments.

(i) Clause (ii) of Section 6.04 of the Credit Agreement is hereby amended by adding the following at the end thereof:

“provided that to the extent any loan described on Schedule 6.04 that is owing by a Subsidiary not a Loan Party to a Loan Party (the “Scheduled Loans”) (or any additional Investments made by Loan Parties pursuant to this proviso) has been repaid, then additional Investments may be made by Loan Parties in any Restricted Subsidiaries that are not Loan Parties in an aggregate amount up to the amount actually received by Loan Parties as payment in respect of such Investments; provided further that in no event will the aggregate amount of Scheduled Loans and additional Investments made by Loan Parties in Subsidiaries that are not Loan Parties pursuant to the first proviso of this clause (ii) exceed the aggregate original principal amount of the Scheduled Loans on the Effective Date.”

(ii) Clause (iii)(C) of Section 6.04 of the Credit Agreement is hereby amended by replacing the words “$75.0 million” with the words “$100.0 million”.

(iii) Clause (vii) of Section 6.04 of the Credit Agreement is hereby amended by replacing the words “$100.0 million” with the words “$200.0 million”.

(iv) Clause (viii) of Section 6.04 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Investments in Joint Ventures (A) constituting or consisting of a contribution of or other transfer or distribution of the assets (other than cash, except that a de minimus cash amount directly related to such assets may be contributed, transferred or otherwise distributed) or capital stock of the Specified Businesses or (B) Investments in Joint Ventures not described in clause (A) in an aggregate amount made under this clause (B) not to exceed $50.0 million at any one time outstanding;”

(v) Clause (xv) of Section 6.04 of the Credit Agreement is hereby amended by adding the words “any non-cash portion or” prior to the words “any deferred portion”.

(vi) Section 6.04 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (xix) thereof, replacing the period at the end of clause (xx) with “; and” and inserting the following new clauses (xxi), (xxii) and (xxiii):

“(xxi)                      Investments in the Qualified Unrestricted Subsidiary to be used solely to fund Permitted Loan Purchases; provided that, (A) both before and after giving effect to such Investment, no Default shall have occurred and be continuing and (B) immediately after giving effect to such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.12 and Section 6.13 as at the date of the last ended Test Period (it being understood that as a condition precedent to making such Investment, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth in reasonable detail the calculations demonstrating such compliance); provided further, that notwithstanding anything in this Agreement or the Loan Documents to the contrary, no Investments in the Qualified Unrestricted Subsidiary may be made except the Investments permitted pursuant to this Section 6.04(xxi);

(xxii)                      intercompany receivables created by any distribution or other transfer by a Subsidiary to a Loan Party of an intercompany receivable issued by a Subsidiary that is not a Guarantor; provided that any Loan Party shall pledge any note evidencing any such receivable that it receives as a result of such distribution or other transfer; provided further, that no Loan Party shall transfer, or otherwise make any payment or other Investment of, cash or cash equivalents in exchange for the receipt of such intercompany receivables; and

(xxiii)                      any transfer of assets pursuant to Section 6.05(xviii) in the form of an Investment.”

(vii) The last paragraph of Section 6.04 of the Credit Agreement is hereby amended in its entirety as follows:

“The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.04 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property (net of any Transferred Liability), loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (without adjustment for subsequent increases or decreases in the value of such Investment) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment).  The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment.”

(r) Amendment to Section 6.05 – Asset Sales.

(i) Clause (v) of Section 6.05 of the Credit Agreement is hereby amended by adding the words “, transfer of assets” after the word “liquidations”.

(ii) Clause (viii) of Section 6.05 of the Credit Agreement is hereby amended by (x) adding the word “other” at the beginning thereof, (y) deleting the words “not otherwise permitted under this Section” and (z) amending clause (B) of the proviso to read in its entirety as follows:

“(B) the aggregate fair market value of all assets (net of any Transferred Liability) sold, transferred or otherwise disposed of in reliance upon this Section 6.05(viii) from the First Amendment Effective Date through the date of such sale, transfer or other disposition do not exceed the Asset Sale Cap (for the avoidance of doubt, any subsequent decrease in the Asset Sale Cap shall not constitute a Default or an Event of Default with respect to sales, transfers and dispositions previously made as permitted by this Section 6.05(viii)),”.

(iii) Section 6.05 of the Credit Agreement hereby amended by deleting the word “and” at the end of clause (xv), replacing the period at the end of clause (xvi) with a semicolon and inserting the following new clauses (xvii) and (xviii):

“(xvii)                      any transfer or disposition of the assets or capital stock of the Specified Businesses (any which disposition may be made as part of a larger Asset Sale transaction, the remainder of which Asset Sale transaction is permitted under the provisions of one or more other baskets in this Section 6.05); provided that the Net Proceeds thereof are applied as required by Section 2.04(b)(ii); and

(xviii)                      any transfer of assets by any Loan Party to a Restricted Subsidiary that is not a Loan Party and any intercompany Indebtedness owing to a Loan Party resulting therefrom; provided that (x) the aggregate amount of such assets shall not exceed (A) in the case of transfers of assets acquired after the First Amendment Effective Date by any

Loan Party in a Permitted Acquisition in compliance with Section 6.04(vii) and any intercompany Indebtedness owing to a Loan Party resulting therefrom, $200.0 million, and (B) in the case of all other transfer of assets under this Section 6.05(xviii), $50.0 million, (y) for each such transfer, the conditions set forth on Schedule 6.05(xviii) have been satisfied, and (z) any such transfer shall be made in exchange for an intercompany note which shall be pledged pursuant to the Pledge Agreement or a Non-U.S. Pledge Agreement in accordance with Section 5.11.”

(iv) The proviso at the end of Section 6.05 of the Credit Agreement is hereby amended in its entirety with the following:

“provided that all sales, transfers, leases and other dispositions permitted hereby shall be made (a) for fair value and (b) other than in the case of sales, transfers, leases and other dispositions permitted by Sections 6.05(ii), 6.05(v), 6.05(vii), 6.05(ix), 6.05(xiv), 6.05(xvi) and 6.05(xviii), for consideration (which, for purposes of this proviso, shall not be deemed to include any Transferred Liability (other than any liability owed or owing to the purchaser or transferee of the assets sold, transferred or otherwise disposed of or to any affiliates of such purchaser or transferee)) consisting of at least 75% cash and Cash Equivalents.”

(s) Amendment to Section 6.07 – Restricted Payments. Clause (ii) of Section 6.07 of the Credit Agreement is hereby amended by adding the words “, Equity Rights” prior to the words “or other Equity Interests”.

(t) Amendment to Section 6.08 – Transactions with Affiliates.

(i) The introductory paragraph of Section 6.08 of the Credit Agreement is hereby amended by deleting the words “are in the ordinary course of business of the Borrower and its Restricted Subsidiaries” and replacing them with the words “are in accordance with the reasonable requirements of the business of the Borrower and its Restricted Subsidiaries (as determined by the Borrower in its reasonable business judgment)”; and

(ii) Section 6.08 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (iii) thereof, replacing the period at the end of clause (iv) with “: and” and inserting the following new clause (v);

“(v) Investments in Qualified Unrestricted Subsidiaries permitted by Section 6.04(xxi).”

(u) Amendment to Section 6.09 – Restrictive Agreements.

(i) Clause (i) of Section 6.09 of the Credit Agreement is hereby amended in its entirety as follows:

“(i)           conditions or restrictions imposed by law or by any document evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(xiv), any Loan Document, any Revolving Credit Loan Document, or any Permitted Other Debt Documents (or Permitted Refinancings of Permitted Other Debt Documents) so long as, in the case of any document evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(xiv) or Section 6.01(xxiv) or such Permitted Refinancing, the conditions or restrictions imposed pursuant to such Permitted Refinancing are no more restrictive, taken as a whole, than those conditions or restrictions contained in the Loan Documents;”

(ii) Section 6.09 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (vii), replacing the period at the end of clause (viii) with “; and” and inserting the following new clause (xix):

“(xix)                      any agreement with respect to Indebtedness permitted under Section 6.01(xi), but only if such restrictions were not created in contemplation of such Permitted Acquisition and the restrictions only apply to the Person or assets being acquired.”

(v) Amendment to Section 6.13 – Total Leverage Ratio. The chart in Section 6.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

“

Date	Ratio
June 30, 2008	5.50:1.00
September 30, 2008	5.25:1.00
December 31, 2008	5.00:1.00
March 31, 2009	4.75:1.00
June 30, 2009	4.50:1.00
September 30, 2009	4.50:1.00
December 31, 2009	4.50:1.00
March 31, 2010	4.50:1.00
June 30, 2010	4.50:1.00
September 30, 2010	4.50:1.00
December 31, 2010	4.50:1.00
March 31, 2011	4.25:1.00
June 30, 2011	4.00:1.00
September 30, 2011	3.75:1.00
December 31, 2011	3.50:1.00
March 31, 2012 and the last day of each Fiscal Quarter thereafter	3.00:1.00
”

(w) Amendment to Section 9.04 – Successors and Assigns.  Clause (b) of Section 9.04 of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b)           (i) Each Lender may assign to one or more assignees (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than a Qualified Unrestricted Subsidiary solely to the extent such Qualified Unrestricted

Subsidiary purchases Loans pursuant to a Permitted Loan Purchase and such Loans are immediately cancelled upon such purchase pursuant to clause (b)(ii)(G) below) or any Person engaged principally in the business of manufacture or sale of high performance chemical based products that is a competitor of the Borrower or any of its Subsidiaries) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (A) except in the case of an assignment to a Lender or a Lender Affiliate or in connection with the initial syndication of the Commitments and Loans, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (B) except in the case of an assignment to a Lender, a Lender Affiliate or a Federal Reserve Bank or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million and increments of $1.0 million in excess thereof (or (I) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (II) in any other case, such lesser amount as the Borrower and the Administrative Agent otherwise agree), (C) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.18, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of contemporaneous assignments to two or more Lender Affiliates by a Lender or by two or more Lender Affiliates to a Lender and such fee shall not be payable by the Borrower) and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.  Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (I) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (II) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.15 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(ii) (A) Notwithstanding any other provision in this Agreement or any other Loan Document, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Qualified Unrestricted Subsidiary may at any time purchase Loans (each such purchase, a “Permitted Loan Purchase”) pursuant to the procedures described in this Section 9.04(b)(ii).  In connection with any Permitted Loan

Purchase, the Qualified Unrestricted Subsidiary will provide written notice to the Administrative Agent (each, a “Permitted Purchase Option Notice”) that the Qualified Unrestricted Subsidiary desires to purchase Loans in an aggregate principal amount specified by the Qualified Unrestricted Subsidiary (each, a “Permitted Loan Purchase Amount”), which principal amount shall be not less than $10.0 million in the aggregate, in each case at a discount as specified below; provided that (I) each purchase shall be made solely with funds contributed to the Qualified Unrestricted Subsidiary pursuant to Section 6.04(xxi), (II) at the time of delivery of the Permitted Purchase Option Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (III) prior to providing a Permitted Purchase Option Notice, the Borrower shall have discussed same with each of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Loans through such Permitted Loan Purchase shall not be deemed to be a “distressed exchange”, (IV) at the time of consummation of each Permitted Loan Purchase, neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Loans through such Permitted Loan Purchase shall be deemed to be a “distressed exchange”, and (V) at the time of each Permitted Loan Purchase, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (I) through (IV).  The Permitted Purchase Option Notice shall further specify with respect to the proposed Permitted Loan Purchase: (I) the Permitted Loan Purchase Amount, (II) a discount range selected by the Qualified Unrestricted Subsidiary with respect to such proposed Permitted Loan Purchase equal to a percentage of par of the principal amount of the Loans (the “Discount Range”), which shall reflect a discount to par of at least 5%, and (III) the date by which the Lenders are required to indicate their election to participate in such proposed Permitted Loan Purchase, which shall be no earlier than three Business Days and no later than five Business Days following the date of the Permitted Purchase Option Notice (“Acceptance Date”).  The failure of any Lender to indicate its election to participate in such proposed Permitted Loan Purchase shall be deemed an election by such Lender as an express election to not participate in such proposed Permitted Loan Purchase.

(B) Upon receipt of any Permitted Purchase Option Notice, the Administrative Agent shall promptly notify each Lender thereof.  On or prior to the Acceptance Date, each Lender may (but shall not be required to) specify by written notice substantially in the form of Exhibit N hereto (each, a “Lender Participation Notice”) to the Administrative Agent (I) a discount to par (the “Acceptable Discount”) within the Discount Range and (II) a principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans held by such Lender that such Lender is willing to permit to be purchased pursuant to a Permitted Loan Purchase (“Offered Loans”).  Based on the Acceptable Discounts and principal amounts of Loans specified by the Lenders in the applicable Lender Participation Notices, the Administrative Agent, in consultation with the Qualified Unrestricted Subsidiary, will determine the clearing discount (the “Applicable Discount”) for the Permitted Loan Purchase which will be the lowest Acceptable Discount within the Discount Range at which the Qualified Unrestricted Subsidiary can purchase the Permitted Loan Purchase Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that if such Permitted Loan Purchase Amount cannot be purchased in full at any Acceptable Discount (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount), the Applicable Discount shall be the highest

Acceptable Discount specified by the Lenders that is within the Discount Range specified by the Qualified Unrestricted Subsidiary.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Permitted Loan Purchase and have Qualifying Loans (as defined below).

(C) The Qualified Unrestricted Subsidiary shall make a Permitted Loan Purchase by purchasing those Loans (or the respective portions thereof) offered by the Lenders that specify an Acceptable Discount that is equal to or higher than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that (I) if the aggregate proceeds required to purchase Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Permitted Loan Purchase Amount for such Permitted Loan Purchase, the Qualified Unrestricted Subsidiary shall purchase such Qualifying Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent) and (II) in the event that the Qualifying Loans are less than the Permitted Loan Purchase Amount, the Qualified Unrestricted Subsidiary shall only be permitted to make a Permitted Loan Purchase to the extent the principal amount of such Qualifying Loans equals or exceeds $10.0 million in the aggregate.  Each Permitted Loan Purchase shall be made within five Business Days of the date of determination of the Applicable Discount, without premium or penalty, upon irrevocable notice (each a “Permitted Loan Purchase Notice”), delivered to the Administrative Agent no later than 2:00 p.m., New York City time, three Business Days prior to the date of such Permitted Loan Purchase, which notice shall specify the date and amount of the Permitted Loan Purchase and the Applicable Discount.  Upon receipt of any Permitted Loan Purchase Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Permitted Loan Purchase Notice is given, the Qualified Unrestricted Subsidiary shall be obligated to purchase the Loans subject thereto for the amount specified in such notice from the applicable Lenders on the date specified therein, together with accrued interest (on the par principal amount) to but not including such date on the amount purchased.

(D) To the extent not expressly provided for herein, each Permitted Loan Purchase shall be consummated pursuant to the procedures established by the Administrative Agent acting in its sole reasonable discretion.

(E) Prior to the delivery of a Permitted Loan Purchase Notice, upon written notice to the Administrative Agent, (I) the Qualified Unrestricted Subsidiary may withdraw its offer to make a Permitted Loan Purchase pursuant to any Permitted Purchase Option Notice and (II) any Lender may withdraw its offer to participate in a Permitted Loan Purchase pursuant to any Lender Participation Notice.

(F) Any Loans purchased pursuant to a Permitted Loan Purchase shall be cancelled and forgiven immediately upon the closing of such Permitted Loan Purchase for no consideration (with the effect that such Loans and any related Obligation shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Subsidiary Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and Subsidiary Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven).  The documentation evidencing the forgiveness and cancellation of the Loans as provided above shall be reasonably satisfactory to the Administrative Agent.  It is acknowledged and agreed that no Permitted Loan Purchase shall constitute a prepayment of Loans for purposes of this Agreement.”

(x) Amendment to Section 9.15 – Jurisdiction:  Consent to Service of Process.  Clause (a) of Section 9.15 of the Credit Agreement is hereby amended by replacing the word “nonexclusive” with “exclusive” and replace the words “may be heard and determined” with the words “shall be heard and determined exclusively”.

(y) Amendment to Article IX – Miscellaneous.  Article IX is hereby amended by adding the following new Section 9.22 at the end thereof:

“SECTION 9.22                                Permitted Intercompany Transaction.  Notwithstanding any covenant, restriction or other provision contained in Section 6.01, 6.03, 6.04, 6.05, 6.07 and 6.08 and any provision of the Intercompany Note, the transfer by Monchem International, Inc., directly or indirectly, of any of its Subsidiaries organized in Japan or Brazil (collectively, the “Transferred Assets”) to Solutia Europe SPRL/BVBA (“Solutia Europe”) in any transaction or a series of transactions, and the subsequent transfer by Solutia Europe of such Transferred Assets to Flexsys Holdings B.V. shall be permitted under this Agreement; provided that no Event of Default or Default then exists or would immediately arise therefrom.”

(z) Amendment to Exhibits.

(i) The exhibits to the Credit Agreement are hereby amended by adding a new Exhibit N (Form of Lender Participation Notice) attached hereto as Exhibit 1.

(ii) The exhibits to the Credit Agreement are hereby amended by adding a new Exhibit O (Summary of Terms and Conditions of Junior Lien Intercreditor Agreement) attached hereto as Exhibit 2.

(aa) Amendment to Schedules.

(i) The schedules to the Credit Agreement are hereby amended by adding a new Schedule 1.01(e) (Specified Businesses) attached hereto as Exhibit 3.

(ii) The schedules to the Credit Agreement are hereby amended by adding a new Schedule 6.05(xviii) (Non-Guarantor Restricted Subsidiary Investment Conditions) attached hereto as Exhibit 4.

2. Effectiveness of this Amendment.  This Amendment shall become effective on and as of the date (the “First Amendment Effective Date”) on which all of the following conditions precedent have been satisfied:

(a) Amendment.  The Administrative Agent shall have received:

(i) this Amendment duly executed and delivered by Borrower;

(ii) an officer’s certificate signed on behalf of Borrower by a Financial Officer of Borrower, certifying as of the date on which the Senior Notes price (the “Pricing Date”) that: (A) the representations and warranties set forth in Article III of the Credit Agreement and in the other

Loan Documents are true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) with the same effect as if made on the First Amendment Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) as of such earlier date) and (B) the representations and warranties of set forth in Section 3 herein are true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) on the Pricing Date;

(iii) executed Lender Consent Letters from the Requisite Lenders;

(iv) the attached Acknowledgement executed by Borrower and each Subsidiary Guarantor; and

(v) from Kirkland & Ellis LLP, special counsel to the Loan Parties, a customary written opinion addressed to each Agent and the Lenders, dated the First Amendment Effective Date, customary in form, scope and substance.

(b) Costs and Expenses.  The Administrative Agent shall have received:

(i) for the account of each Lender that executes and delivers a Lender Consent Letter to the Administrative Agent on or before 5:00 p.m., New York City time, on October 1, 2009, an amendment fee equal to 0.25% of the outstanding principal amount (calculated after giving effect to the prepayment required under Section 2(c) below) of such Lender’s Loans; and

(ii) all fees required to be paid, and all expenses required to be paid under Section 6 of this Amendment for which invoices have been presented (including the reasonable fees and expenses of legal counsel), in connection with this Amendment (or Borrower shall have made arrangements for the payment thereof satisfactory to the Administrative Agent).

(c) Loan Prepayment.  The Borrower shall have prepaid, from the Net Proceeds of the Senior Notes, the Loans in an aggregate principal amount equal to the greater of (i) $200.0 million and (ii) the amount which is $100.0 million less than the aggregate original principal amount of the Senior Notes, in each case plus accrued interest thereon and a prepayment premium equal to (x) 2.00% of the principal amount of the Loans prepaid if the First Amendment Effective Date occurs prior to the second anniversary of the Effective Date or (y) 1.00% of the principal amount of the Loans prepaid if the First Amendment Effective Date occurs on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date.

(d) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the execution, delivery or effectiveness of this Amendment.

3. Representations and Warranties.  Borrower represents and warrants as follows:

(a) Authority.  Borrower and each Subsidiary Guarantor has the requisite corporate or other organizational power and authority to execute and deliver this Amendment and the attached Acknowledgement, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by such Person of this Amendment and Acknowledgement have been duly approved by all necessary corporate or other organizational action and no other corporate or other organizational proceedings are necessary to consummate such transactions.

(b) Enforceability.  This Amendment has been duly executed and delivered by Borrower.  This Amendment and the Credit Agreement (as amended or modified hereby) are the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(c) No Conflict.  The execution, delivery and performance of this Amendment by Borrower does not (i) contravene any applicable provision of any material applicable law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Person pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other material contractual obligation, in the case of either clause (i) and (ii) to which such Person is a party or by which it or any of its property or assets is bound, (iii) violate any provision of the Organizational Documents of such Person, except with respect to any conflict, breach or contravention or default referred to in clauses (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect or (iv) conflict with or violate any provision of the Credit Agreement, the Loan Documents, the Revolving Credit Agreement or the Revolving Credit Loan Documents.

(d) No Default.  No event has occurred and is continuing or will result from the execution and delivery of this Amendment that would constitute a Default or an Event of Default.

4. Applicable Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AMENDMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AMENDMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

6. Expenses; Indemnity.  Without limiting Borrower’s obligations under Section 9.05(a) of the Credit Agreement, Borrower hereby agrees to reimburse the Administrative Agent for reasonable and documented out-of-pocket expenses, including the reasonable fees and disbursements of counsel, incurred in connection with this Amendment and the Permitted Loan Purchases.  The provisions of Section 9.05(b) of each of the Credit Agreement are hereby incorporated by reference herein as if fully set forth and in full force and effect as if written in full herein except that the term “Indemnitees” shall be deemed to expressly include this Amendment and the documents executed in connection with this Amendment.

7. Counterparts.

(a) This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Amendment.

(b) The execution and delivery of a Lender Consent Letter with respect to this Amendment by any Lender shall be binding upon each of its successors and assigns and binding in respect of all of its Loans, including any Loans acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.

8. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Agents and the other Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Agent or any other Secured Party under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

9. Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

SOLUTIA INC., a Delaware corporation
By: /s/ James A. Tichenor
Name: James A. Tichenor
Title: Assistant Treasurer

CITIBANK, N.A., as Administrative Agent
By: /s/ David Jaffe
Name: David Jaffe
Title: Director/Vice President